Exhibit Number 11
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Graco Inc. & Subsidiaries

Computation of Per Share Earnings
                                                                                                      Years Ended
                                                                                       ------------------------------------------
(In thousands, except per share amounts)                                               December 27,   December 29,   December 30,
--------------------------------------------------------------------------------               1996           1995           1994
                                                                                       ------------   ------------   ------------
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PRIMARY
Net earnings applicable to common stock:
   Net earnings                                                                             $36,169        $27,706        $15,326
   Less dividends on preferred stock                                                             --             61             74
                                                                                       ------------   ------------   ------------
                                                                                            $36,169        $27,645        $15,252
                                                                                       ============   ============   ============
Average number of common shares and common equivalent shares outstanding:
   Average number of common shares outstanding                                               17,229         17,214         17,309
   Dilutive effect of stock options computed based on
     the treasury stock method using average market price                                       255            206             63
                                                                                       ------------   ------------   ------------
                                                                                             17,484         17,420         17,372
Net earnings per common share and common equivalent share                                   $  2.07        $  1.59        $   .88
                                                                                       ============   ============   ============
FULLY DILUTED
Net earnings applicable to common stock:
   Net earnings                                                                             $36,169        $27,706        $15,326
   Less dividends on preferred stock                                                             --             61             74
                                                                                       ------------   ------------   ------------
                                                                                            $36,169        $27,645        $15,252
                                                                                       ============   ============   ============
Average number of common shares and common equivalent shares outstanding:
   Average number of common shares outstanding                                               17,229         17,214         17,309
   Dilutive effect of stock options computed based on the treasury stock
     method using the year end market price, if higher than average market price                277            227             73
                                                                                       ------------   ------------   ------------
                                                                                             17,506         17,441         17,382
Net earnings per common share and common equivalent share                                   $  2.07        $  1.59        $   .88
                                                                                       ============   ============   ============

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